NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF
Delaware

NUMBER 0000 | SHARES

Crown Dynamics Corp.

AUTHORIZED COMMON STOCK: 200,000,000 SHARES
PAR VALUE: $.0001

This Certifies that **SPECIMEN ONLY NON-TRANSFERABLE**

Is The Record Holder Of

Shares of Crown Dynamics Corp. Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

CORPORATE CORPORATE Seal Delaware June 15, 2010

PRESIDENT

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

Countersigned & Registered

Nevada Agency and Transfer Company
50 West Liberty Street • Suite 880 • Reno Nevada 89501

Authorized Signature